FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-165147-01

J.P. Morgan Chase Commercial Mortgage Securities Trust 2011-C5 Commercial Mortgage Pass-Through Certificates, Series 2011-C5 ***PUBLIC OFFERING***

Bookrunner & Lead Manager:	J.P. Morgan
Co-Managers:	Goldman Sachs & Wells Fargo
Rating Agencies:	Moody's, Fitch & Morningstar

CLASS	MDY/FTC/MSTR	ORIG	NOTIONAL	CUSIP	$PX	YIELD	SPREAD
X-A	Aaa/AAA/AAA	$807.027MM	46636VAE6	7.8455	7.161*	UST+540*	* Under 100CPY pricing scenario

Settlement:   10/25

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